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                                                                  SUB-ITEM 77Q2

                         INVESCO HIGH INCOME TRUST II
          (FORMERLY KNOWN AS INVESCO VAN KAMPEN HIGH INCOME TRUST II)

   Based upon its review of the copies of all such filings received by it, Invesco High Income Trust II believes that, during the fiscal year ended February 28, 2013, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by Wayne W. Whalen and (ii) a purchase of the Fund's Shares by Wayne W. Whalen were not filed in a timely manner.